EXHIBIT 10.14

                            SONOMAWEST HOLDINGS, INC.
                             1448 Industrial Avenue
                        Sebastopol, California 95472-4848

                                  July 17, 2001

Mr. Gary L. Hess
President
SonomaWest Holdings, Inc.
1448 Industrial Avenue
Sebastopol, CA 95472-4848

     Re:  Separation Arrangement

Dear Gary:

     This confirms our agreement regarding the terms of your separation from active employment with SonomaWest Holdings, Inc. ("Company"). This supercedes any and all prior agreements between you and the Company regarding your employment and separation therefrom.

     1. EMPLOYMENT. You will remain actively employed in your current capacity, on a full-time basis, and at your current base salary through August 31, 2001. Effective September 1, 2001 through October 31, 2001 ("Termination Date"), you will continue to be employed on a part-time (20%) basis as the Company's President and Chief Financial Officer at compensation calculated at the equivalent of $3053.33 per month (which includes car allowance) and you will accrue paid vacation time during that period at the equivalent of $2,933.33 base salary per month(1) You are not eligible for bonus consideration during either of these periods. All accrued salary and unpaid vacation time will be paid to you on the Termination Date. You will remain eligible to participate in the Company's group health plan and other Company employee benefit plans pursuant to their terms through the Termination Date. Thereafter, eligibility for all plans will cease, except that you will be eligible to continue participation in the health plan at your option and expense pursuant to the provisions of COBRA.

     2. SEPARATION PAYMENTS. Effective September 1, 2001 and for each month thereafter through and including January 2004 (consisting of twenty-nine (29) months and constituting the "Severance Period"), the Company will pay you $12,500 per month, less required withholdings and authorized deductions. Such payments will be made by mailing a Company check to you at your home address as currently reflected in the Company's records, or such other address as you request, within the first seven (7) calendar days of each calendar month during the Severance

--------

(1) Please appreciate that during any continued employment or other service to the Company, you remain subject to general principles of law and to the Company's personnel and financial policies for executives, directors and/or other service providers as applicable and as then in effect. Continued compliance with these principles and policies is a condition of this Agreement.

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Period. The foregoing notwithstanding, in the event that, at any time during the
Severance Period, the Company is no longer covered by or otherwise elects not to operate pursuant to the registration and filing requirements of either Section 12(b) or 12(g) of the Securities Exchange Act of 1934 and the applicable rules and regulations, then the Company will notify you within thirty (30) calendar days of such date ("Section 12 Date" and "Notification Date" respectively) and, within fifteen (15) business days following the Notification Date, pay to you in one lump sum the remainder of the monthly payments that otherwise would have been paid during the Severance Period.

     3. PERMA-PAK BUSINESS. The Company hereby grants you the following options ("Option A" and "Option B" respectively) regarding the business property and operations of Perma-Pak: (A) From now through December 31, 2002, the Company will designate you as its exclusive representative to sell any and all remaining Perma-Pak finished goods inventory, production equipment and intellectual property ("Perma-Pak Property"); or (B) between now and December 31, 2002 you may purchase from the Company the Perma-Pak business, including all then existing Perma-Pak Property, for a purchase price of $250,000. Sales commissions earnable under Option A equal 7% of the net price the Company actually receives on the first $250,000 of Property sold, and 50% of the net price the Company actually receives on all Property sold above $250,000 in the aggregate. Under Option A, all sales proceeds are payable to the Company and you agree to maintain and provide to the Company appropriate and accurate business records of all sales or other transactions regarding Perma-Pak Property so that the Company is in a position to accurately account for all revenue and all commissions payable to you as well as all sold and unsold Perma-Pak Property. Under Option B, the Option is exercisable at any time between now and December 31, 2002, and the purchase price remains at $250,000 ("Purchase Price") whenever it is exercised. In the event you purchase the Perma-Pak property no commission will be due. For mutual convenience, you will be deemed to have selected Option A until such time as you notify the Company in writing that you elect Option B, which Option will become effective within fifteen (15) business days thereafter, at which time the Purchase Price is due in full.

     4. EXTENSION OF STOCK OPTIONS. Our records indicate that the Company previously has granted you options to purchase 89,474 shares of its common stock at an exercise price of $5.00 per share, all of which options have vested. These options were intended to be incentive stock options, to the extent permissible under law.(2) Each of these options will terminate by their current terms within three months of termination of your full-time employment if not exercised. The foregoing notwithstanding, the Board has extended the termination date of these options to January 29, 2002. To the extent that you elect to exercise some or all of those options on or before January 29, 2002, the Company will loan you up to $447,370 pursuant to an appropriate Note and Security Agreement. Forms of a Note and of a Security Agreement are attached hereto as Exhibits A and B respectively. The note is specifically and solely for the purpose of enabling

----------

(2) As you may know, under the Internal Revenue Code, the value of shares as to which all incentive stock options held by an optionee may first become exercisable (i.e. become vested) in any calendar year may not exceed $100,000, based on the fair market value of such stock on the date such incentive stock options were granted. IRCss. 422(d). To determine if any grant meets the test, you multiply the number of shares that become exercisable in any calendar year times the fair market value on the grant date.

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you to exercise the options on or before January 29, 2002, in order to retain their classification as incentive stock options, to the extent permissible. The Note will be fully recourse to you, and will be secured by the stock purchased on exercise of the options. The Note is payable on the earlier of August 1, 2004 or within fifteen (15) business days of the Notification Date, and will accrue interest at the Applicable Federal Rate for loans of three years or less on the date of the note, which interest is payable quarterly. You agree that you are solely responsible for any taxes which may be due upon exercise of any of these options and/or upon any sale of the underlying stock.

     Alternatively, and at your option, the Board will further extend the termination date of some or all of your options as you so indicate through the last day of the Severance Period, provided only that you so notify the Board in writing on or before January 29, 2002. You recognize and acknowledge that if you elect this option and exercise some or all of the options at any time after three months following termination of your employment, the Company will not loan you the money to exercise that portion of the options and those options will automatically convert to non-statutory options pursuant to the Internal Revenue Code.

     5. BOARD MEMBERSHIP. The Company will use its best efforts to assure that you are included as a nominee for election to its Board of Directors through the Annual Meeting held in 2003 for service until the Annual Meeting held in 2004. For any and all periods of service as a director following termination of your employment, you will be entitled to receive whatever fees are payable to other non-employee directors.

     Gary, I am pleased that the Company is able to look forward to your continued participation under these terms. Please sign and date this letter in the space indicated below and return the fully executed letter. A duplicate executed copy is enclosed for your records.

                                        Very truly yours,

                                        SonomaWest Holdings, Inc.



                                        By: /s/ Roger S. Mertz
                                        Its:  Secretary

Agreed to:

/s/ Gary L. Hess
-------------------------------------------------------
                  Gary L. Hess

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                                    EXHIBIT A

                                 PROMISSORY NOTE
                                 ---------------



$447,370.00
                                                          _______________, 200__
                                                          Sebastopol, California



     FOR VALUE RECEIVED, the undersigned, GARY L. HESS, hereby promises to pay to the order of SONOMAWEST HOLDINGS, INC. at such place as the holder of this note (the "Note") may direct in writing, the principal sum of Four Hundred and Forty-Seven Thousand and Three Hundred and Seventy Dollars ($447,370). This Note shall bear interest, payable on the first day of each calendar quarter, at a rate of interest equal to [the Applicable Federal Rate for loans of three years or less] per annum. The principal shall be due and payable on the earlier of August 1, 2004 or within fifteen (15) business days of the Notification Date as defined in that certain Separation Agreement by and between Borrower and SonomaWest Holdings, Inc. dated July 17, 2001.

     This Note may be prepaid at any time without premium or penalty. This Note shall be deemed to be a contract entered into and made pursuant to the laws of the State of California and shall in all respects be governed, construed, and enforced in accordance with the laws of said State.

     The undersigned agrees, if this Note is placed in the hands of an attorney for collection, to pay reasonable legal costs as permitted by law.

     The undersigned waives demand, presentment for payment, notice of non-payment or dishonor, notice of protest, and protest of this Note. No delay on the part of the holder in exercising any right, power or privilege pursuant to this Note shall operate as a waiver of the same, and no single or partial exercise of any right, power or privilege shall constitute an exhaustion or waiver of any of them, all of which shall continue for the benefit of holder.

     Dated: _____________, 200__


                                          ----------------------------
                                                  Gary L. Hess

                                    EXHIBIT B

                           LOAN AND SECURITY AGREEMENT


          THIS LOAN AND SECURITY AGREEMENT (this "Agreement"), entered into as of _________, 200__ by and between SONOMAWEST HOLDINGS, INC. a California corporation ("Lender"), and GARY L. HESS ("Borrower").

                                    RECITALS:

          WHEREAS, Lender desires to lend to Borrower and Borrower desires to borrow from Lender the sum of Four Hundred and Forty-Seven Thousand and Three Hundred and Seventy Dollars ($ 447,370.00) (the "Loan") on the terms and conditions provided for herein; and

          WHEREAS, Borrower intends hereby to pledge 89,474 shares of Lender's common stock (the "Common Stock") and other proceeds and interests as defined herein, as secured collateral for payment of the Loan and performance of all of Borrower's obligations under this Agreement.

          NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

     SECTION 1. LOAN. Lender agrees to lend to Borrower the sum of $ 447,430 to be evidenced by an interest-bearing Promissory Note of even date herewith in the form of Exhibit A to that certain Separation Agreement by and between Borrower and SonomaWest Holdings, Inc. dated July 17, 2001. (the "Note"). As provided in the Note, the Note may be repaid at any time without premium or penalty.

     SECTION 2. PLEDGE OF SECURITY INTEREST; COLLATERAL Borrower hereby pledges and grants to the Lender a first priority lien on and security interest in the Collateral, as hereinafter defined. The term Collateral means, collectively: (i) the Common Stock; and (ii) all products, proceeds and revenues of and from the Common Stock, together with all substitutions therefor and additions thereto including without limitation stock rights, rights to subscribe, liquidating dividends, stock dividends, cash dividends, interest, new securities and other property to which Borrower is or may hereafter become entitled to receive on account of such Common Stock.

     SECTION 3. SECURITY FOR OBLIGATIONS. This Agreement secures the payment and/or performance of all obligations of Borrower to the Lender, now or hereafter existing under the Note, whether for principal, interest, fees, expenses or otherwise, and all obligations of Borrower now or hereafter existing under this Agreement (all such obligations of Borrower to the Lender hereinafter referred to as the "Obligations").

     SECTION 4. DELIVERY OF COLLATERAL. All certificates or instruments representing the Collateral shall be delivered to and held by Lender and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Lender. The Lender shall have the right, in the event of a default under the Note or this Agreement, in its sole discretion and without notice to Borrower, to transfer to or to register in the name of the Lender or any of its nominees any or all of the Collateral. In addition, the Lender shall have the right at any time to exchange certificates or instruments representing or evidencing the Collateral for certificates or instruments of smaller or larger denominations.

     SECTION 5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

     (a) Borrower is the legal and beneficial owner of the Collateral free and clear of any lien, security interest, option or other charges or encumbrance except for the security interest created by this Agreement between Borrower and Lender of even date herewith; and

     (b) The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment and/or performance of the Obligations.

     SECTION 6. FURTHER ASSURANCES. Borrower agrees that at any time, and from time to time, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

     SECTION 7. VOTING RIGHTS; DIVIDENDS; ETC.

     (a) So long as no Event of Default (as hereinafter defined) or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing:

               (i) Borrower shall have the right to exercise all voting and other corporate rights with respect to the Collateral; and

               (ii) Borrower shall be entitled to receive and retain any and all dividends paid in respect of the Collateral; provided, however, that any and all

                    (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral,

                    (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution of Lender or in connection with a reduction of capital, capital surplus or paid-in-surplus of Lender, and

                    (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral,

shall forthwith be delivered to the Lender to hold as Collateral, or as may otherwise be agreed between Borrower and the Lender, and shall, if received by Borrower, be received in trust for the benefit of the Lender, be segregated from the other property or funds of Borrower, and be forthwith delivered to the Lender as Collateral in the same form as so received (with any necessary endorsement).

     (b) Upon the occurrence and during the continuance of an Event of Default under the Note or hereunder:

               (i) All rights of Borrower to exercise the voting and other consensual rights which the Borrower would otherwise be entitled to exercise pursuant to Section 7(a)(i) of this Agreement and to receive the dividend payments which the Borrower would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) of this Agreement shall cease, and Lender shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Collateral such dividend payments.

               (ii) All dividend payments which are received by Borrower contrary to the provisions of Section 7(b)(i) shall be received in trust for the benefit of the Lender, shall be segregated from other funds of Borrower and shall be forthwith paid over to the Lender as Collateral in the same form as so received (with any necessary endorsement).

     (c) The term "Event of Default" shall mean (1) failure of Borrower to pay the unpaid principal due under the Note within fifteen (15) days after the date when due; or (2) the insolvency, bankruptcy (which is not stayed within 60 days after its commencement), or dissolution of Borrower, or (3) any material default by Borrower in the performance of any covenant or agreement pursuant to this Agreement which default is not cured within ten (10) days following written notice by Lender.

     SECTION 8. TRANSFERS AND OTHER LIENS; ADDITIONAL SHARES. Borrower agrees that it will not (i) sell or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Collateral, except for the security interest under this Agreement.

     SECTION 9. LENDER MAY PERFORM. If Borrower fails to perform any agreement contained herein, the Lender may itself perform, or cause the performance of, such agreement, and the expenses the Lender incurs in connection therewith shall be payable by Borrower under Section 12.

     SECTION 10. REASONABLE CARE. The Lender shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Lender accords its own property, it being understood that the Lender shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Lender has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

     SECTION 11. REMEDIES UPON DEFAULT. If any Event of Default shall have occurred and continues uncured for five (5) consecutive days, upon written notice to Borrower, the Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to them, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the "Code") in effect in the State of California at that time.

     SECTION 12. EXPENSES. Borrower will, upon demand, pay, to the Lender, the amount of any and all reasonable expenses, including the reasonable fees and expenses of Lender's counsel and of any experts and agents, which the Lender may reasonably incur in connection with the exercise of enforcement of any of the rights of the Lender hereunder, or the failure by Borrower to perform or observe any of the provisions hereof.

     SECTION 13. SECURITY INTEREST ABSOLUTE. All rights of the Lender and security interests hereunder, and all obligations of Borrower hereunder, shall be absolute and unconditional irrespective of:

     (a) any lack of validity or enforceability of the Note or any other agreement or instrument relating thereto;

     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Note;

     (c) any exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Obligations; or

     (d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower in respect of the Obligations or Borrower in respect of this Agreement, other than the payment in full of the Obligations.

     SECTION 14. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower herefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     SECTION 15. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                            IF TO BORROWER:
                            --------------

                            Gary L. Hess
                            34 La Cresta Drive
                            Petaluma, California 94952

                            IF TO LENDER:
                            ------------

                            SonomaWest Holdings, Inc.
                            1448 Industrial Avenue
                            Sebastopol, California  95472
                            Attention:  Chief Financial Officer

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are sent.

     SECTION 16. CONTINUING SECURITY INTEREST; TRANSFER OF NOTE. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until payment in full of the Obligations, (b) be binding upon Borrower, and its successors, and (c) inure , together with the rights and remedies of the Lender hereunder, to the benefit of the Lender, its legal representatives, successors and assigns. Without limiting the generality of the foregoing clause (c), Lender may assign or otherwise transfer the Note held by it to any other person or entity, and such other person or entity shall thereupon become vested with all the benefits in respect thereof granted to the Lender herein or otherwise. Upon the payment in full of the Obligations, Borrower shall be entitled to the return, upon his request and at his expense, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

     SECTION 17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding conflict of laws provisions. Unless otherwise defined herein or in the Note, terms defined in Article 9 of the Code in the State of California are used herein as therein defined.

     SECTION 18. COUNTERPARTS. This Agreement may be executed in counterparts.

     SECTION 19. Definitions. Any defined term not defined herein shall have the meaning ascribed to such term in the Note.

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


     IN WITNESS WHEREOF, Borrower has caused this Agreement to be duly executed and delivered as of date first above written.


                                                SonomaWest Holdings, Inc..


                                                By_____________________________
                                                Its: __________________________

                                                Borrower:


                                                _______________________________
                                                         Gary L. Hess

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